EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin Presentation of Most Directly Comparable GAAP Financial Measure (Net Loss Margin) and Reconciliation of Adjusted EBITDA Margin to Net Loss Margin

	(unaudited) Quarter ended September 30,

(in millions)	2006	2007

Adjusted EBITDA	$54.0	$56.8
Total revenues	618.3	662.5

Adjusted EBITDA Margin	8.7%	8.6%

Adjusted EBITDA	$54.0	$56.8
Interest, net	(29.8)	(31.7)
Income tax benefit	1.5	3.4
Depreciation and amortization	(28.9)	(32.5)
Minority interests	(0.7)	(0.9)
Equity method income	0.2	0.9
Stock compensation	(0.3)	(0.5)
Gain (loss) on sale of assets	2.6	(0.1)
Monitoring fees and expenses	(1.3)	(1.9)
Loss from discontinued operations, net of taxes	(5.0)	(0.4)

Net loss	$(7.7)	$(6.9)
Total revenues	$618.3	$662.5

Net loss margin	(1.2)%	(1.0)%